Exhibit 21


Name                               State or other Jurisdiction of Incorporation
RFMD, LLC                                            North Carolina
RF Micro Devices Export, Inc.                        Barbados
RF Micro Devices International, Inc.                 North Carolina
RF Micro Devices UK Ltd                              United Kingdom
RF Micro Devices (Holland) B.V.                      The Netherlands
RF Micro Devices (Taiwan) B.V.                       The Netherlands
RF Micro Devices, Svenska AB                         Sweden
RF Micro Devices (Denmark) ApS                       Denmark
RF Micro Devices (Finland) Oy                        Finland

All of the above listed entities are 100% directly or indirectly owned by RF Micro Devices, Inc., and their results of operations are included in the consolidated financial statements.